Mr. Brad Yopp
Chief Financial Officer
Ultra Pac, Inc.
2l925 Industrial Boulevard
Rogers, MN 55374-9474

Re: Commitment to Extend Revolving and Term Credit Facilities

Dear Mr. Yopp:

      Norwest Credit, Inc. ("NCI") is pleased to present this commitment to extend the revolving and term credit facilities described below to Ultra Pac, Inc. This commitment is expressly conditioned as set forth in paragraph 22.

      1.    BORROWER. Ultra Pac, Inc., a Minnesota corporation.

      2. REVOLVING FACILITY. Committed revolving facility equal to the lesser of (a) $9,500,000 (the "Maximum Line") or (b) availability as determined under the Borrowing Base.

      3. BORROWING BASE. The Borrowing Base under the Revolving Facility will be equal to (i) the sum of (A) 80% of Eligible Accounts and (B) the lesser of $5,000,000 or 50% of Eligible Inventory, minus (ii) $1,000,000. NCI will maintain absolute discretion in determining eligibility, advance rates and caps on advances against accounts and inventory throughout the term of the Revolving Facility.

      4. ELIGIBLE ACCOUNTS. "Eligible Accounts" will be defined in the Credit Agreement and will exclude (a) that portion of Accounts more than 90 days past invoice date; (b) Accounts that are disputed or subject to claim of offset or a contra account; (c) Accounts owed by any unit of government, whether foreign or domestic; (d) Accounts owed by an account debtor located outside of the United States which are not backed by a bank letter of credit or credit insurance acceptable to NCI; (e) Accounts owed by an account debtor that is subject to bankruptcy proceedings or has gone out of business; (f) Accounts owed by a shareholder, subsidiary, affiliate, officer or employee of the Borrower; (g) Accounts not subject to a duly perfected security interest in favor of NCI or which are subject to any lien, security interest or claim in favor of any person or entity other than NCI;
            (h) Accounts that have been restructured, extended, amended or modified; (i) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses, (a),
            (b), or (h) above; and (j) Accounts otherwise deemed ineligible by NCI from time to time in its sole discretion.

      5. ELIGIBLE INVENTORY. "Eligible Inventory" will be defined in the Credit Agreement and will include certain work-in-process inventory, raw materials inventory and finished goods inventory as deemed eligible by NCI in its sole and absolute discretion, but will exclude (a) Inventory which is: in transit: located at any warehouse or other premises not approved by NCI in writing; located outside of the state, or localities, as applicable, in which NCI has filed financing statements to perfect security interest in such inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment to or from any other person or entity or subject to any bailment; (b) Supplies or parts inventory; (c) Inventory that is damaged, slow-moving, obsolete, or not currently saleable in the normal course of the Borrower's operations; (d) Inventory which the Borrower has returned, or attempted to return, or is in the process of returning;
            (e) Inventory which is subject to security interest in favor of any person other than NCI; (f) Inventory otherwise deemed ineligible by NCI from time to time in its sole discretion.

      6. TERM FACILITY. Committed term loan made in a single advance equal to the lesser of (a) $4,712,000 or (b) the then outstanding amounts of the current term loans (the "Existing Term Loans") from Norwest Bank Minnesota, National Association ("NBM") and West One Bank, Idaho ("West One").

      7. USE OF PROCEEDS. The proceeds of the Revolving Facility and the Term Facility (collectively, the "Facilities") shall be used to refinance the Existing Term Loans and the existing revolving loans from West One and NBM, and shall provide for ongoing working capital needs.

      8. REPAYMENT. Final maturity of all facilities will be on May 31, 1997 (the "Maturity Date"). The Term Facility will have monthly principal payments of $66,667. The Term Facility will be due and payable in full if the Revolving Facility is terminated.

      9. INTEREST RATE. The base rate of interest ("Base Rate") announced by NBM from time to time plus 1.50% (Revolving Facility) and 1.75% (Term Facility). All interest is floating, payable monthly in arrears and calculated on the basis of actual days elapsed in a 360 day year. After an event of default (an "Event of Default") under any Loan Document, the New NBM Facility (defined below) or any other credit agreement of the Borrower, NCI, in its sole discretion, may impose a discretionary default rate of interest equal to an additional 2% on the Facilities, which such default rate shall be retroactively effective to the date of such Event of Default.

      10.   FEES. Fees shall be due and payable by the Borrower as follows:

            (a) An origination fee of $50,000 payable upon the earliest of (i) the Maturity Date, (ii) the occurrence of an Event of Default, or (iii) prepayment of the Term Facility.

            (b) A default fee of $50,000 payable upon the occurrence of an Event of Default.

            (c) A non-refundable agent's fee (the "Agent's Fee") of $25,000 payable upon acceptance of this commitment as provided below.

            (d) A facility fee of 0.25% of the difference of the Maximum Line and the outstanding balance of the Revolving Facility, payable monthly in arrears.

            (e) A prepayment fee if either or both Facilities are repaid prior to the Maturity Date through any means other than cash flow or financing by a Norwest affiliate, payable upon the date of such prepayment as follows: (i) Revolving Facility: two percent (2%) of the Maximum Line; and/or (ii) Term Facility: two percent (2%) of the outstanding principal balance.

      11. COLLATERAL. (i) A first priority security interest in all of the Borrower's personal property (except as provided below), including without limitation, all inventory, accounts receivable, documents, instruments, equipment and general intangibles (including intellectual property); and (ii) a second priority security interest in specific equipment in which NBM currently does not hold a first priority security interest. All facilities will be secured by all Collateral.

      12. LOAN DOCUMENTS. The Loan Documents executed by the Borrower shall include promissory notes evidencing the Revolving and Term Facilities, a Credit and Security Agreement (the "Credit Agreement"), the Warrants described below, the Security Documents described below, the Debt Subordination Agreement described below, the Management Support Agreement described below, the Subcontractor's Acknowledgment and related Notices described below and any other documents required by NCI. All Loan Documents must be satisfactory to NCI.

      13.   SECURITY DOCUMENTS. The Security Documents will include:

            (a) LOCKBOX AND COLLATERAL ACCOUNT AGREEMENTS. Lockbox and collateral account agreements pursuant to which the Borrower will direct all receipts to a lockbox established at NBM. All receipts received at the lockbox or by the Borrower shall be directly deposited to a collateral account at NBM. Amounts will be held two days and then applied directly to the outstanding balance of the Revolving Facility. If no loans are outstanding, amounts will be deposited to an operating account.

            (b) MORTGAGEE'S AND LANDLORD'S DISCLAIMERS AND CONSENTS. The Borrower will obtain disclaimers and consents from each of its mortgagees and landlords, pursuant to which, among other things, NCI will be able to use any premises used by the Borrower for a period of up to 105 days.

            (c) ASSIGNMENT OF LIFE INSURANCE. The Borrower will assign to NCI as collateral its key man life insurance policy on the life of Calvin Krupa.

      14. DEBT SUBORDINATION AGREEMENT. NCI will require a debt subordination agreement by and between NCI and NBM.

      15. SUBCONTRACTOR'S ACKNOWLEDGMENT. NCI will require a Subcontractor' s Acknowledgment of the Borrower's ownership of certain inventory and equipment to be executed by Hands, Inc. ("Hands"), and a Notice of Ownership of Goods to be delivered to each secured creditor of Hands.

      16. WARRANTS. The Borrower will issue, with terms and in form satisfactory to NCI, warrants to NCI for the purchase of 50,000 shares of common stock.

      17. MANAGEMENT SUPPORT AGREEMENT. No guarantee will be required. However, NCI will require a management support agreement from Calvin Krupa which provides for, among other things, personal liability in case of fraud, an agreement to assist NCI at its request with an orderly liquidation of the collateral, and a liquidated damages clause in the event of a breach of such agreements equal to $100,000.

      18. EXPENSES. The Borrower will pay NCI for collateral monitoring costs at the then per diem rate (currently $400 per diem per auditor plus actual out-of-pocket expenses). The frequency of audits is expected to be at least quarterly but may be increased or decreased in NCI's sole discretion. All reasonable attorney fees and expenses related to the preparation and execution of the Loan Documents and any participations sold to other lenders, plus any subsequent amendments or additional documentation, will also be paid by the Borrower.

      19. REPORTING. The financial reporting requirements will include, but may not be limited to: Annual audited financial statements and annual CPA Management Letter prepared in accordance with GAAP within 90 days of fiscal year-end prepared by an independent auditor acceptable to NCI; Daily reporting of sales and collections; Monthly internally-prepared financial statements within 20 days of each month-end; Monthly compliance certificates certifying compliance with loan covenants, within 20 days of each month-end; Monthly accounts receivable listing and aging reports along with certification of eligible accounts within 15 days of each month-end; Monthly inventory listings along with inventory amounts and eligibility certifications within 15 days of each month-end; Monthly accounts payable listing and aging within 15 days of each month-end; Monthly updates provided by consultants and Borrower management outlining recommendations and progress of recommendation implementation; Annual financial projections, by month, due 30 days prior to the beginning of the next fiscal year; and any other information NCI may reasonably request.

      20. FINANCIAL COVENANTS. Financial performance covenants will include but may not be limited to: Minimum earnings test; Minimum inventory turn ratio; Minimum tangible net worth test; Maximum leverage ratio; Limitations on capital expended for research and development; Limitations on capital expenditures, dividends, inter-company loans, and other restricted payments; and limitations on the sale of assets.

      21. OTHER TERMS AND CONDITIONS. The Loan Documents will also contain other restrictions and requirements including without limitation:
            (i) all proceeds from the sale of assets shall be applied to repayment of the Facilities (except with respect to the tax refund for the fiscal year ending January 31, 1996, which shall be applied to the New NBM Facility described below); (ii) no mergers, acquisitions or other investments or advances to any officer or affiliate without the prior approval of NCI; (iii) customary representations and warranties; (iv) insurance policies acceptable to NCI, containing a lender's and mortgagee's loss payable endorsement acceptable to NCI; (v) if a change of management or ownership control occurs, the Facilities shall be payable upon demand; (vi) no distributions, advances or loans to stockholders;
            (vii) compensation plans and bonuses to be paid to Brad Yopp and Calvin Krupa acceptable to NCI.

      22. CONDITIONS PRECEDENT TO NCI'S OBLIGATIONS. NCI shall have no obligation to extend the credit facilities as described herein or make any advance thereunder unless the following conditions are satisfied:

            (a) There must be no material adverse change in the business, operations, property or financial or other condition of the Borrower at any time since March 31, 1996 the date of the most recent financial statement of the Borrower provided to NCI.

            (b) West One must have entered into a participation agreement with NCI, pursuant to which West One agrees to purchase an undivided 45% (or greater) participating interest in the Facilities.

            (c) The Borrower must have availability of $1,500,000 under the Revolving Facility at the time of closing.

            (d) The Borrower shall have secured (and shall contemporaneously with the initial funding hereunder receive the proceeds of) a subordinate term loan in the amount of $2,600,000 from NBM (the "New NBM Facility").

            (e)   There must be no Event of Default in existence.

            (f) NCI shall have received the following items, each satisfactory to NCI in its sole discretion: (i) the Loan Documents, duly executed on behalf of the Borrower; (ii) satisfactory searches showing that no UCC, tax, judgment or other lien is filed against the Borrower except in favor of NCI or otherwise acceptable to NCI; (iii) an opinion of counsel to the Borrower with respect to the Loan Documents; (iv) an executed agreement by and between Eastman Chemical Company and the Borrower with respect to credit limit and sales terms; (v) executed Debt Payment Moratorium Agreements from CIT, USL Capital and Norwest Equipment Finance, Inc. and (vi) certain other requirements as described in the Loan Documents.

            (g) The Borrower must have (i) extended reasonable offers to retain consulting services on an extended basis with Jack Daugherty and Quazar Capital with terms and conditions satisfactory to NCI and (ii) upon any rejection of such offer or offers, secured replacements for such party or parties that are acceptable to NCI in its sole discretion.

            (h) The Borrower must have (i) extended a reasonable employment offer to a qualified chief operating officer (to the satisfaction of NCI) on or prior to May 15, 1996 and (ii) upon the rejection of such offer, instituted a reasonable contingency plan to find a replacement for such position acceptable to NCI.

      23. EXPIRATION OF COMMITMENT. This commitment to extend the Revolving and Term Facilities to the Borrower shall expire if each condition precedent to the Credit Agreement has not been met or the Loan Documents have not been fully executed by 4:00 p.m. (Minneapolis time) on May 31, 1996.

      Please indicate your acceptance of this commitment by signing the duplicate original of this letter and returning it to the attention of Annette Roseland along with the Borrower's check for the Agent's Fee by no later than April 26, 1996. Upon NCI's receipt of the signed duplicate letter (either the original or a facsimile) and the non-refundable Agent's Fee, NCI will initiate the documentation process. Please contact Annette Roseland at 673-8575 should you have any questions or require additional information.


                                        Very truly yours,

                                        NORWEST CREDIT, INC.

                                        By /s/ Annette K. Roseland
                                           Annette K. Roseland
                                           Its Business Development Officer

Acknowledged and Agreed to this
______ day of _____________, 1996


Ultra Pac, Inc.

By _________________________________

   Its _____________________________